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                                                                 EXHIBIT 5.01
                                                                  Page 1 of 2

May 1, 1996


Northern States Power Company
100 North Barstow Street
Eau Claire, Wisconsin 54701



Gentlemen:

I am participating in the proceedings being had and taken in connection with the issuance and sale by Northern States Power Company, a Wisconsin corporation (herein called the Company), of up to $65,000,000 principal amount of First Mortgage Bonds (herein called the New Bonds). I have examined all statutes, records, instruments, and documents which, in my opinion, it is necessary to examine for the purpose of rendering the following opinion.

Based upon the foregoing and upon my general familiarity with the Company and its affairs, as a result of having acted as General Counsel for the Company, I am of the opinion that:

     1. The Company was incorporated and is now a legally existing corporation under the laws of the State of Wisconsin; has corporate power, right, and authority to do business and to own property in that state, in the manner and as set forth in the Registration Statement, Form S-3, to which this opinion is an exhibit; and has corporate power, right, and authority to create, issue, and sell the New Bonds.

     2. The Trust Indenture dated April 1, 1947 from the Company to Firstar Trust Company (formerly known as First Wisconsin Trust Company), Trustee, as supplemented by Supplemental Trust Indentures thereto dated March 1, 1949, June 1, 1957, August 1, 1964, December 1, 1969, September 1, 1973, February 1, 1982, March 1, 1982, June 1, 1986,
          March 1, 1988, the Supplemental and Restated Trust Indenture dated March 1, 1991, and the

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                                                                 EXHIBIT 5.01
                                                                  Page 2 of 2


          Supplemental Trust Indentures dated April 1,
          1991, March 1, 1993 and October 1, 1993 is a legal, valid, and binding instrument.

     3. When and if (a) the above-mentioned Registration Statement becomes effective pursuant to the provisions of the Securities Act of 1933, as amended, (b) the Public Service Commission of Wisconsin issues its Order authorizing the issuance and sale of the New Bonds, (c) the Supplemental Trust Indentures from the Company to Firstar Trust Company, Trustee, relating to the New Bonds, are duly authorized, executed, delivered, filed, and recorded as required by law, and (d) the New Bonds are duly authorized, executed, authenticated, and delivered, and the consideration for the New Bonds has been received by the Company, all in the manner contemplated by the said Registration Statement, the New Bonds will be legally issued and binding obligations of the Company in accordance with their terms and entitled to the benefits and security of said Trust Indenture, as supplemented.

Respectfully submitted,


John P. Moore, Jr.
General Counsel